Exhibit 99.1

FOR IMMEDIATE RELEASE
December 18, 2009

CONTACT:	Michael P. Dickerson Vice President of Finance and Investor Relations (859) 572-8684

GENERAL CABLE ANNOUNCES SETTLEMENT OF ITS CONVERTIBLE NOTE EXCHANGE OFFER

HIGHLAND HEIGHTS, KENTUCKY, December 18, 2009 — General Cable Corporation (NYSE: BGC) announced today the settlement of its offer to exchange its new Subordinated Convertible Notes due 2029, or the 2029 notes, for its outstanding 1.00% Senior Convertible Notes due 2012, or the 2012 notes.

The exchange offer expired at midnight, New York City time, on December 15, 2009. D.F. King & Co., Inc., the exchange agent for the exchange offer, has advised the Company that $464,412,000 aggregate principal amount of 2012 notes was validly tendered and not withdrawn prior to the expiration of the exchange offer, representing approximately 97.8% of the aggregate principal amount of 2012 notes outstanding upon commencement of the exchange offer. The Company accepted for exchange all 2012 notes tendered in the exchange offer. The Company has issued $429,463,000 aggregate principal amount of its new 2029 notes in exchange for the accepted 2012 notes. An aggregate principal amount of $10,588,000 of 2012 notes remains outstanding as a result of the settlement of the exchange offer.

In settlement of the exchange offer, the Company paid an aggregate of approximately $0.9 million in cash, representing accrued and unpaid interest payable in respect of exchanged 2012 notes and amounts payable in lieu of 2029 notes with denominations of less than $1,000 principal amount that would otherwise have been issuable under the terms of the exchange offer.

The dealer managers for the exchange offer were Goldman, Sachs & Co. and J.P. Morgan Securities Inc. The information agent for the exchange offer was D.F. King & Co., Inc.

This press release shall not constitute an offer to sell or exchange nor a solicitation of an offer to buy or exchange any securities.

The Company, headquartered in Highland Heights, Kentucky, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, and communications markets.

Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors are more fully discussed in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2008 and its other periodic reports filed with the SEC.

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Release No. 0635
December 18, 2009